Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Option Plan and 2021 Incentive Equity Plan of TMC the metals company Inc. of our report dated March 26, 2021, with respect to the consolidated financial statements of DeepGreen Metals Inc. (the “Company”) as at and for the years ended December 31, 2020 and December 31, 2019, included in TMC the metals company Inc.’s Registration Statement (Form S-1 No. 333-260126) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Vancouver, Canada
November 19, 2021

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